                                                                    EXHIBIT 2


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                            ASSET PURCHASE AGREEMENT


                          DATED AS OF DECEMBER 17, 1999


                                     BETWEEN


                   WORLD ACCESS, INC., A DELAWARE CORPORATION,

                                       AND

             LONG DISTANCE INTERNATIONAL INC., A FLORIDA CORPORATION






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




                                TABLE OF CONTENTS

ARTICLE I

         PURCHASE AND SALE OF ASSETS...............................................................................2
                  1.1      Transfer of the Assets..................................................................2
                  1.2      Excluded Assets.........................................................................2
                  1.3      Consideration...........................................................................2
                  1.4      Manner of Effecting Exchange............................................................3
                  1.5      Liabilities.............................................................................3
                  1.6      Closing.................................................................................4
                  1.7      Allocation..............................................................................4

ARTICLE II

         REPRESENTATIONS AND WARRANTIES............................................................................5
                  2.1      Representations and Warranties of LDI...................................................5
                  2.2      Representations and Warranties of WAXS.................................................17

ARTICLE III

         COVENANTS RELATING TO CONDUCT OF BUSINESS................................................................20
                  3.1      Covenants of LDI.......................................................................20
                  3.2      Operational Reports....................................................................22

ARTICLE IV

         ADDITIONAL AGREEMENTS....................................................................................23
                  4.1      Access to Information..................................................................23
                  4.2      Reasonable Efforts.....................................................................23
                  4.3      Fees and Expenses......................................................................24
                  4.4      Public Announcements...................................................................24
                  4.5      Interim Financials.....................................................................24
                  4.6      Taxes..................................................................................25
                  4.7      Section 338 Elections..................................................................27
                  4.8      Bankruptcy.............................................................................29
                  4.9      Reservation of Shares..................................................................29
                  4.10     Successor Employer.....................................................................29
                  4.11     Employment of LDI's Employees; Severance...............................................29

                                        i

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
ARTICLE V

         CONDITIONS PRECEDENT.....................................................................................30
                  5.1      Conditions to Each Party's Obligation to Effect the Transaction........................30
                  5.2      Additional Conditions to Obligations of WAXS...........................................30
                  5.3      Additional Conditions to Obligations of LDI............................................32

ARTICLE VI

         INDEMNIFICATION..........................................................................................33
                  6.1      Remedies...............................................................................33
                  6.2      Indemnity Claims.......................................................................35
                  6.3      Set-Off Against Escrow.................................................................35
                  6.4      Exclusive Remedy.......................................................................35
                  6.5      Notice of Claim........................................................................35
                  6.6      Defense................................................................................35

ARTICLE VII

         TERMINATION AND AMENDMENT................................................................................36
                  7.1      Termination............................................................................36
                  7.2      Effect of Termination..................................................................37
                  7.3      Specific Performance...................................................................38
                  7.4      Amendment..............................................................................38
                  7.5      Extension, Waiver......................................................................38

ARTICLE VIII

         GENERAL PROVISIONS.......................................................................................38
                  8.1      Notices................................................................................38
                  8.2      Interpretation.........................................................................40
                  8.3      Counterparts...........................................................................40
                  8.4      Entire Agreement; No Third Party Beneficiaries.........................................40
                  8.5      Governing Law..........................................................................40
                  8.6      Severability...........................................................................41
                  8.7      Assignment.............................................................................41
                  8.8      Submission to Jurisdiction; Waivers....................................................41
                  8.9      Enforcement............................................................................41
                  8.10     Definitions............................................................................42

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into and made effective this 17th day of December, 1999 by and between WORLD ACCESS, INC., a Delaware corporation ("WAXS"), and LONG DISTANCE INTERNATIONAL INC., a Florida corporation ("LDI").

                              W I T N E S S E T H:

         WHEREAS, LDI is in the business of providing international telecommunications services in the United States and outside the United States (the "Business"); and

         WHEREAS, upon and subject to the terms and conditions contained herein, LDI desires to sell to WAXS in a taxable transaction for federal income tax purposes, and WAXS desires to purchase from LDI, substantially all of the assets of LDI (the "Transaction"); and

         WHEREAS, by December 24, 1999, all holders (the "Note Holders") of the $225 million aggregate principal amount of 12.25% Senior Notes due 2008 issued by LDI (the "LDI Notes") shall execute that certain Waiver and Consent (the "Note Holders Consent") (i) consenting to the Transaction and agreeing to release their security interest in the Pledged Securities, the Pledge Account and the other Collateral (each as defined in that certain Collateral Pledge and Security Agreement (the "Pledge Agreement") dated April 13, 1998, by LDI in favor of the Bank of New York (the "Trustee") for the ratable benefit of the Note Holders), subject to the terms and conditions set forth in the Note Holders Consent, and (ii) agreeing that delivery of the Preferred Shares to the Note Holders and the Escrow Agent (as defined in Section 1.3(c)) pursuant to this Agreement shall constitute full satisfaction of LDI's obligations (x) under the LDI Notes, (y) to the Note Holders and the Trustee under the Indenture dated April 13, 1998, between LDI and the Trustee and the Pledge Agreement, and (z) under each other agreement between LDI and the Trustee in its capacity as such; and

         WHEREAS, on or prior to the date hereof, Morgan Stanley has executed the Note Holders Consent; and

         WHEREAS, on or prior to the date hereof, holders of a majority of each class of the capital stock of LDI have executed voting agreements (the "Voting Agreements") in which they agree, among other things, to support the Transaction and not to take any actions whatsoever which might hinder the closing of the Transaction; and

         WHEREAS, on or prior to the date hereof, NETnet International S.A. ("NETnet") has executed a consent (the "NETnet Consent"), which is subject to the approval of the shareholders of NETnet at a duly convened shareholders' meeting, in which it agrees, among other things, to support the Transaction and not to take any actions whatsoever which might hinder the closing of the Transaction, and in addition, certain shareholders of NETnet have executed letters (the "NETnet Shareholders Letters") in which they agree to vote in favor of the NETnet Consent at such meeting.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         1.1 Transfer of the Assets. Subject to the terms and conditions set forth in this Agreement, as of the effective time of the Closing (as defined in Section 1.6) on the Closing Date (as defined in Section 1.6), LDI agrees to sell, convey, assign and transfer to WAXS, or a Subsidiary of WAXS, and WAXS shall or shall cause such Subsidiary of WAXS to purchase, accept and take from LDI, all of the assets, properties and rights of every kind, nature, character and description, whether tangible or intangible, whether accrued, contingent or otherwise, relating to or utilized in the Business, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of LDI and wherever located, and including the assets, properties and rights, set forth on Exhibit 1.1 attached hereto, but specifically excluding the Excluded Assets identified in Section 1.2 (collectively, the "Assets").

         1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the assets, properties or rights listed on Exhibit 1.2 attached hereto (collectively, the "Excluded Assets").

         1.3 Consideration. Subject to the terms and conditions set forth in this Agreement, and in exchange for the transfer of the Assets to WAXS as described in Section 1.1, on and as of the Closing Date, WAXS shall issue in the name of LDI, NETnet or the Note Holders an aggregate of 185,000 shares of WAXS's Convertible Preferred Stock, Series D, (each share having a liquidation preference of $1,000 per share), with an aggregate liquidation preference of $185,000,000 (the "Preferred Shares"), or if a subsidiary of WAXS is the purchaser of the Assets, WAXS shall cause the Preferred Shares to be transferred to such WAXS Subsidiary and to cause such WAXS Subsidiary to transfer the Preferred Shares to LDI, NETnet or the Note Holders, in either case as follows:

                  (a) At the direction of LDI, 81% of the Preferred Shares shall be delivered pro rata in the names of the Note Holders as set forth on
Exhibit 1.3(a) to be attached hereto at the Closing.

                  (b) 3% of the Preferred Shares shall be delivered in the name of LDI at the Closing.

                  (c) At the direction of LDI, 6% of the Preferred Shares shall be delivered in the name of NETnet at the Closing.

                  (d) 10% of the Preferred Shares (the "Escrow Shares") shall be deposited with Cauthen & Feldman, P.A., who shall act as escrow agent, at the Closing. The Escrow Shares shall be available to satisfy LDI's obligations under Article VI, and shall be held and distributed in accordance with the terms and conditions set forth in an Escrow Agreement which shall be in form and substance consistent with this Agreement and shall otherwise be in form and substance reasonably satisfactory to the parties hereto, to the Note Holders, and to NETnet (the "Escrow Agreement"). The Escrow Shares (other than any Escrow Shares which may be issued to WAXS in accordance with the Escrow Agreement) shall be issued as follows:

                           (1) At the direction of LDI, 70% of such Escrow Shares shall be issued pro rata in the names of the Note Holders as set forth on Exhibit 1.3(a) to be attached hereto at the Closing.

                           (2) 10% of such Escrow Shares shall be issued in the name of LDI.

                           (3) At the direction of LDI, 20% of such Escrow Shares shall be issued in the name of NETnet.

                  The Preferred Shares shall have those powers, preferences, rights, qualifications, limitations and restrictions as set forth in the Certificate of Designation therefor in the form of Exhibit 1.3 attached hereto. The Preferred Shares shall represent all the consideration to be paid in the Transaction. Without limiting the foregoing, no payment will be made by WAXS (or any Subsidiary of WAXS) to any of the shareholders of LDI or of NETnet or to holders of any securities exercisable for or convertible into shares of capital stock of LDI or of NETnet, and no additional payment will be made by WAXS (or any Subsidiary of WAXS) to the Note Holders.

         1.4 Manner of Effecting Exchange. The conveyance, transfer, assignment and delivery of the Assets by LDI to WAXS (or a Subsidiary of WAXS) shall be effected by such deeds, bills of sale, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including warranties of title, as WAXS or WAXS's counsel shall reasonably request (the "Conveyance Documents"), including delivery of certificates representing the Subsidiary Shares, endorsed to WAXS (or a Subsidiary of WAXS).

        1.5    Liabilities.

                  (a) Subject to WAXS's possible claim on the Escrow Shares, it is understood and agreed that effective upon the Closing, WAXS shall assume and agree to pay, perform and discharge all debts, liabilities, losses and other obligations of LDI (the "Assumed Liabilities"), but excluding those debts, liabilities, losses and other obligations set forth below (the "Excluded Liabilities"):

                           (1) All debts, liabilities, losses and other obligations of LDI to NETnet or the shareholders of NETnet;

                           (2) Any debts, liabilities, losses and other obligations of LDI or any of its Subsidiaries relating to or arising out of the LDI Notes or the Pledge Agreement or any funds lent to LDI by the Note Holders (before or after execution of this Agreement) or otherwise payable to the Note Holders or to the Trustee.

                           (3) Amounts, if any, payable to Jeffries & Company ("Jeffries") in excess of $225,000.

                           (4) Any liabilities for any Taxes (A) incurred by LDI as a result of the Transaction or (B) that arise after the Closing relating to the period following the Closing except in as much as such liabilities relate to the Assets.

                           (5) Any liabilities relating to or arising from the activities of LDI after the Closing.

                           (6) Any liabilities arising from any disputes among the shareholders of LDI, the shareholders of NETnet and/or the Note Holders.

                           (7) Any liabilities arising from any claims against WAXS, LDI or their respective officers, directors, employees, agents, consultants, legal advisors and representatives relating to allocation of the Preferred Shares.

                  (b) Effective upon the Closing, WAXS shall, by written instrument in form reasonably satisfactory to LDI and WAXS, assume and agree to pay, perform and discharge, and to indemnify LDI against and hold it harmless from all obligations and liabilities of LDI relating to the Assumed Liabilities.

         1.6 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the Transaction (the "Closing") shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article V hereof, in the offices of Long Aldridge & Norman LLP, Suite 5300, 303 Peachtree Street, Atlanta, Georgia, or at such other place as the parties shall agree in writing (the "Closing Date").

         1.7 Allocation. The consideration paid for the Assets shall be allocated in a manner mutually acceptable to the parties and as set forth on
Exhibit 1.7 to be attached prior to the Closing. WAXS and LDI agree (a) to file their federal and state income tax returns (and IRS Form 8594, if applicable) on the basis of the Allocation, and (b) that neither shall thereafter take a Tax Return position inconsistent with the Allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other Governmental Entity.

         1.8 Legending Securities. The Preferred Shares will be issued in a transaction exempt from registration under the Securities Act by reason of
Section 4(2) thereof or Regulation D promulgated thereunder or other applicable exemption, together with exemptions under applicable state securities laws. LDI understands and agrees that there will be placed on the Preferred Shares, a legend stating in substance the following (along with other appropriate language under applicable U.S., state and foreign securities laws):

               "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from registration is available."

        The parties agree to reasonably cooperate to ensure that the Preferred Shares are issued under available exemptions under applicable U.S., state and foreign securities laws.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of LDI. Except as set forth in the LDI Disclosure Schedule delivered by LDI to WAXS prior to the execution of this Agreement (the "LDI Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), LDI represents and warrants to WAXS as follows:

                  (a)      Organization; Standing and Power; Subsidiaries.

                           (1) Each of LDI and each of its Subsidiaries (A) is a corporation (or business entity in other legal form as set forth in Section 2.1(a) of the LDI Disclosure Schedule) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (B) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on LDI and (C) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not have a Material Adverse Effect on LDI. The copies of the Articles of Incorporation and bylaws of LDI and the charter documents of each of the LDI Subsidiaries were previously furnished or made available to WAXS and are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                           (2) Section 2.1(a) of the LDI Disclosure Schedule sets forth all the Subsidiaries of LDI and each such Subsidiary's place of incorporation or organization. Except as set forth in Section 2.1(a) of the LDI Disclosure Schedule, neither LDI nor any of its Subsidiaries, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of LDI). LDI conducts no business except through LDI and the LDI Subsidiaries. Subject to the pledge of the Subsidiary Shares to SE Banken, the Note Holders, WAXS and parties to that certain Term Loan Agreement dated as of July 20, 1999, by and among certain Lenders, LDI Acquisition Sub Inc., LDI and Frederick A. DeLuca, as amended (the "Term Loan") or ownership of those of the Subsidiary Shares described in Section 2.1(b)(2) of the LDI Disclosure Schedule by third parties, at the Closing, LDI will deliver to WAXS good and marketable title to the Subsidiary Shares, free and clear of any encumbrance. Notwithstanding the foregoing or anything else in this Agreement, nothing contained in this Section 2.1(a)(2) will affect LDI's rights or remedies in the event of a breach of this Agreement by WAXS.

                  (b)      Capital Structure.

                           (1) The authorized capital stock of LDI consists of (A) 250,000,000 shares of LDI Common Stock, par value $0.001 per share ("LDI Common Stock"), of which 26,629,874 shares are issued and outstanding and no shares are held in the treasury of LDI, (B) 2,600,000 shares of Series A Preferred Stock, par value $0.001 per share ("LDI Series A Preferred") of which 2,456,556 shares are issued and outstanding, and (C)

         5,000,000 shares of Series B Preferred Stock, par value $0.001 per share ("LDI Series B Preferred") of which 2,500,000 shares are issued and outstanding. LDI has reserved or has available 4,956,556 shares of LDI Common Stock for issuance upon conversion of the LDI Series A Preferred and LDI Series B Preferred. Section 2.1(b)(1) of the LDI Disclosure Schedule sets forth a complete and correct list of the number of shares of LDI Common Stock, LDI Series A Preferred and LDI Series B Preferred owned beneficially and of record by each holder thereof. All issued and outstanding shares of the capital stock of LDI are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights to acquire capital stock from LDI other than options and warrants representing in the aggregate the right to purchase no more than 50,704,523 shares of LDI Common Stock (collectively, the "LDI Stock Options") under the stock option plans and warrant agreements identified in Section 2.1(b)(1) of the LDI Disclosure Schedule. Section 2.1(b)(1) of the LDI Disclosure Schedule sets forth a complete and correct list of the number of shares of LDI Common Stock subject to LDI Stock Options or other rights to purchase or receive LDI Common Stock granted under the LDI Employee Benefit Plans (as defined in Section 2.1(q)) or otherwise and the exercise prices thereof. No bonds, debentures, notes or other indebtedness of LDI having the right to vote on any matters on which stockholders may vote ("LDI Voting Debt") are issued or outstanding.

                  (2) The authorized capital stock of, other equity interest in, or other ownership interest of, each of the Subsidiaries of LDI is set forth in Section 2.1(b)(2) of the LDI Disclosure Schedule. Except as disclosed in Section 2.1(b)(2) of the LDI Disclosure Schedule, all of the Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable, and are wholly-owned, directly or indirectly, by LDI, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). No class of any of the Subsidiary Shares is entitled to preemptive rights. Except as set forth in Section 2.1(b)(2) of the LDI Disclosure Schedule, there are no outstanding options, warrants or other rights to acquire capital stock from any of the Subsidiaries of LDI. No bonds, debentures, notes or other indebtedness of any of the Subsidiaries of LDI having the right to vote on any matters on which stockholders may vote are issued or outstanding.

                  (3) Except as otherwise set forth in this Section 2.1(b) or in related sections of the LDI Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which LDI or any of its Subsidiaries is a party or by which any of them is bound obligating LDI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of LDI or any of its Subsidiaries or obligating LDI or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of LDI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of LDI or any of its Subsidiaries.

               (c)         Authority; No Conflicts.

                           (1) LDI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of LDI including approval by both the Board of Directors and shareholders of LDI. This Agreement has been duly executed and delivered by LDI and constitutes a valid and binding agreement of LDI, enforceable against LDI in accordance with its terms.

                           (2) The execution and delivery of this Agreement by LDI does not or will not, as the case may be, and the consummation by LDI of the Transaction and the other actions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the Articles of Incorporation or bylaws or other charter documents of LDI or any Subsidiary of LDI or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (3) below, any loan or credit agreement, note, mortgage, bond, indenture, material lease, Employee Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to LDI, any Subsidiary of LDI or their respective properties or assets.

                           (3) No consent, approval order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to LDI or any Subsidiary of LDI in connection with the execution and delivery of this Agreement by LDI, or the consummation of the Transaction and the other transactions contemplated hereby and thereby, except for the consents of third parties identified in Section 2.1(c)(3) of the LDI Disclosure Schedule.

                           (4) The NETnet Consent is in full force and effect and has not been amended, modified, revoked or rescinded.

               (d)         Reports and Financial Statements.

                           (1) LDI has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it under the federal securities laws with the SEC since April 7, 1998 (collectively, including all exhibits thereto, the "LDI SEC Reports"). No Subsidiary of LDI is required to file any form, report, registration statement or prospectus or other document with the SEC, or any similar agency of any non-U.S. jurisdiction, which was not otherwise filed with an LDI SEC Report. None of the LDI SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The LDI SEC Reports, taken as a whole, do not and as of the Closing will not contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Closing Date, not misleading. Each of the financial statements (including the related notes) included in the LDI SEC Reports (the "LDI Financial Statements") presents fairly the consolidated financial position and consolidated results of operations and cash flows of LDI and its Subsidiaries as of the respective dates or for the respective periods set forth therein, and the related results of their operations for the periods then ended, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of the LDI SEC Reports, as of their respective dates, complied or will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                           (2) Except (i) as and to the extent reflected and adequately reserved against in the LDI Financial Statements, (ii) as shown on Section 2.1(d)(2) of the LDI Disclosure Schedule, (iii) as shown on Sections 2.1(e), 2.1(f), 2.1(i), 2.1(n)(1) or 2.1(o) of the
         LDI Disclosure Schedule, or (iv) pursuant to contractual obligations entered into in the Ordinary Course of Business, as of September 30, 1999, LDI and its Subsidiaries had no liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise. Since September 30, 1999, LDI and its Subsidiaries have not incurred any liabilities or obligations whatsoever except as reflected in the LDI Plan.

                           (3) Section 2.1(d)(3) of the LDI Disclosure Schedule contains the consolidating financial statements of LDI and the LDI Subsidiaries as of December 31, 1998 and September 30, 1999 (the "Consolidating Financial Statements"). The Consolidating Financial Statements present fairly the financial position of the Subsidiaries as of the date thereof, and the related results of their operations for the periods then ended. The Consolidating Financial Statements have been prepared in accordance with GAAP applied on a consistent basis except that disclosures required by GAAP have been omitted from the Consolidating Financial Statements of September 30, 1999. All adjustments, consisting of normal, recurring entries and accruals necessary for a fair presentation, have been made on the Consolidating Financial Statements. The unaudited consolidating balance sheet as of September 30, 1999 included in the Consolidating Financial Statements is referred to herein as the Interim Subsidiary Balance Sheet.

                  (e)      Title to Assets.

                           (1) Subject to paragraph 2 below, LDI and each of the Subsidiaries of LDI (A) have good and valid title to all the personal and mixed, tangible and intangible properties and assets which they purport to own, including all the personal properties and assets reflected, but not shown as leased or encumbered, in the LDI Financial Statements (except for inventory and assets sold in the Ordinary Course of Business or disposed of as permitted by Section 3.1(l) hereof and supplies consumed in the Ordinary Course of Business); and (B) except for Permitted Liens (as defined hereafter), owns such personal property free and clear of all Liens, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. "Permitted Liens" shall mean (x) (i) purchase money security interests that individually secure $100,000 or less of indebtedness or (ii) the security interests, easements or other encumbrances described in
         Section 2.1(e) of the LDI Disclosure Schedule; and (y) liens for Taxes not yet due and payable. Other than the Pledged Securities or certificates representing shares of LDI Subsidiaries that have been pledged as described in Section 2.1(b)(2) of the LDI Disclosure Schedule, the Pledge Account and other Collateral, all properties and assets of LDI and the Subsidiaries of LDI are in the possession or control of LDI or the Subsidiaries of LDI.

                           (2) Except as set forth in Section 2.1(e) of the LDI Disclosure Schedule, neither LDI nor any Subsidiary of LDI owns any interest in any real property.

                           (3) The equipment and fixed assets (including all telecommunications cable) owned or leased by LDI or the Subsidiaries of LDI are in good and safe operating condition and repair and are adequate for the uses to which it is being put.

                           (4) The rights, properties and other assets presently owned, leased or licensed by LDI or the Subsidiaries of LDI include all rights, properties and other assets necessary to permit LDI and the Subsidiaries of LDI to conduct their business in the same manner as their business has been conducted in prior periods, without any immediate need for replacement, refurbishment or extraordinary repair.

                  (f) Indebtedness. Section 2.1(f) of the LDI Disclosure Schedule sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of LDI or any Subsidiary of LDI exceeding $100,000 other than indebtedness pursuant to the Term Loan or otherwise owed to the Note Holders, as well as indebtedness by way of lease-purchase arrangements, guarantees (excluding any guarantee by LDI of any obligations of any LDI Subsidiary or by any LDI Subsidiary of any obligations of LDI) or any undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by LDI or any Subsidiary of LDI. The aggregate of all indebtedness for borrowed money of LDI that is not listed on the LDI Financial Statements that does not arise in the Ordinary Course of Business or is not reflected in Section 2.1(e) or 2.1(f) of the LDI Disclosure Schedule does not exceed $250,000.

                  (g) Board Approval. The Board of Directors of LDI, by resolutions duly adopted at a meeting, properly called and held, and not subsequently rescinded or modified in any way (the "LDI Board Approval"), has duly (i) determined that this Agreement and the Transaction are fair to and in the best interests of LDI and its shareholders, (ii) approved this Agreement and the Transaction, (iii) recommended that the shareholders of LDI adopt this Agreement and approve the Transaction, and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the shareholders of LDI.

                  (h) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of LDI Common Stock and LDI Series A Preferred (voting separately and together) and LDI Series B Preferred, voting separately, to approve the Transaction (the "Required LDI Vote") is the only vote of the holders of any class or series of LDI capital stock necessary to approve the Transaction and the other transactions contemplated hereby. An affirmative vote of all the shareholders who executed the Voting Agreements would be sufficient to approve the Transaction. Other than the Required LDI Vote, all corporate action necessary for valid approval of this Agreement and consummation of the Transaction has been taken, is in full force and effect and is not subject to amendment, modification or revocation. Neither NETnet nor the shareholders of NETnet are required, and neither has the right, to vote on the Transaction, this Agreement or the other transactions contemplated hereby but NETnet has consented to the Transaction, as set forth in the NETnet Consent. The shareholders of NETnet who executed the NETnet Shareholders Letters collectively own at least 36% of the issued and outstanding shares of capital stock of NETnet.

               (i)         Litigation; Compliance with Laws.

                           (1) Except as set forth in Section 2.1(i) of the LDI Disclosure Schedule or litigation threatened respecting non-payment for goods or services bought in the Ordinary Course of Business, there is no suit, investigation, action or proceeding pending or, to the Knowledge of LDI, threatened, against or affecting LDI or any Subsidiary of LDI, having, or which would have, a Material Adverse Effect on the Business, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against LDI or any Subsidiary of LDI having, or which would have, a Material Adverse Effect on the Business.

                           (2) The businesses of LDI and its Subsidiaries are not being conducted in violation of, and LDI has not received any notices of violations with respect to, any Law, except where such violation would not have a Material Adverse Effect.

                           (3) There is no litigation, suit or proceeding pending with respect to the acquisition by LDI of NETnet International AB (the "NETnet Acquisition").

                  (j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the LDI SEC Reports, and except as permitted by Section 3.1, since September 30, 1999 through and including the date hereof, (i) LDI and its Subsidiaries have operated only in the Ordinary Course of Business and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on LDI or any of the Subsidiaries of LDI.

                  (k) Environmental Matters. (i) The operations of LDI and its Subsidiaries have been and are in material compliance with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the Knowledge of LDI or any Subsidiary of LDI, threatened, Actions under or pursuant to Environmental Laws against LDI or its Subsidiaries or involving any real property currently or, to the Knowledge of LDI or any Subsidiary of LDI, formerly, owned, operated or leased by LDI or its Subsidiaries, (iii) LDI and its Subsidiaries are not subject to any Environmental Liabilities and, to the Knowledge of LDI or any Subsidiary of LDI, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of LDI or any Subsidiary of LDI, formerly, owned, operated or leased by LDI or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and, to the Knowledge of LDI or any Subsidiary of LDI all real property operated or leased by LDI or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the Knowledge of LDI or any Subsidiary of LDI, has there been in the past, on, in or under any real property owned, leased or operated by LDI or its Subsidiaries or any of their respective predecessors (a) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (b) any friable asbestos containing materials or (c) any polychlorinated biphenyls.

                  (l) Intellectual Property. (i) LDI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, (ii) the use of any Intellectual Property by LDI or its Subsidiaries (x) to LDI's Knowledge, does not infringe on or otherwise violate the rights of any Person and (y) is in accordance with any applicable license pursuant to which LDI or any Subsidiary acquired the right to use any such Intellectual Property; (iii) to the Knowledge of LDI or any Subsidiary of LDI, no Person is challenging, infringing on or otherwise violating any right of LDI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to LDI or any of its Subsidiaries; and (iv) neither LDI nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by LDI or its Subsidiaries and to LDI's and its Subsidiaries' Knowledge, no Intellectual Property owned and/or licensed by LDI or any of its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                  (m) Brokers or Finders. Except as otherwise provided in this Agreement, no agent, broker, investment banker, financial advisor or other firm or Person (including Jeffries) is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of LDI.

                  (n)      Taxes.

                           (1) Except as set forth in Section 2.1(n)(1) of the LDI Disclosure Schedule, (A) all Tax Returns of LDI and its Subsidiaries have been filed, or requests for extensions have been timely filed and have not expired; (B) all Tax Returns filed by LDI and its Subsidiaries are true, complete and accurate in all material respects; (C) all Taxes shown to be due on such Tax Returns or on subsequent assessments with respect thereto have been paid or adequate reserves have been established for the payment of such Taxes, and no other Taxes are payable by LDI and any of its Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement; (D) LDI and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, or independent contractor of the Business; (E) there are no liens on any of the assets of LDI or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that LDI or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established; (F) there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any Taxes of LDI and its Subsidiaries that might reasonably be expected to result in a Tax determination which would have a Material Adverse Effect on LDI or any of its Subsidiaries; (G) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of LDI or its Subsidiaries (if such Subsidiaries file a federal income tax return or are part of a consolidated group including LDI); and (H) LDI and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (2) There are no contracts, agreements, plans or arrangements, including the provisions of this Agreement, covering any employee, independent contractor, former employee or former independent contractor of LDI or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404, or 162 of the Code.

                           (3) Except as set forth in Section 2.1(n)(3) of the LDI Disclosure Schedule, neither LDI nor any of its Subsidiaries is (nor has LDI or any of its Subsidiaries ever been) a party to a Tax Sharing Agreement.

                           (4)      WAXS will receive from LDI and its
         Subsidiaries true and correct copies of (i) the relevant portions of closing agreements, private letter rulings, advance pricing agreements and gain recognition agreements received by, or entered into by or on behalf of, LDI or any of its Subsidiaries, with respect to the Business relating to Taxes, and (ii) all material separate Tax Returns for its Subsidiaries.

                           (5) Except as set forth in Section 2.1(n)(5) of the LDI Disclosure Schedule, none of the LDI Subsidiaries: (i) is engaged in a United States trade or business for United States federal income tax purposes; (ii) does business in or derives income from any state, local, territorial or non-U.S. taxing jurisdiction other than those for which Tax Returns have been filed and will be furnished to WAXS pursuant to Section 2.1(n)(4) hereof; (iii) is a "passive foreign investment company" within the meaning of the Code; and (iv) has participated in or cooperated with an international boycott or has been requested to do so in connection with any prior transaction or the transactions contemplated by this Agreement.

                           (6)      LDI, DTII and Sub are members of a
         consolidated group which files a consolidated federal income Tax Return (the "Group") and except as set forth in Section 2.1(n)(6) of the LDI Disclosure Schedule, there are no deferred intercompany gains, losses or other intercompany items, or excess loss accounts, within the meaning of Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any predecessor regulations or any comparable items for state, local or non-U.S. Tax purposes) with respect to any member of the Group.

                           (7) LDI has received no written notice of any claim made by a Governmental Entity in a jurisdiction where the Group, LDI or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Taxes in such jurisdiction.

                  (o) Material Agreements. Section 2.1(o) of LDI Disclosure Schedule sets forth all contracts and agreements of LDI or any of its Subsidiaries that (i) are material to its or their business, operations or prospects, or contain provisions the breach of which would have a Material Adverse Effect on LDI, (ii) provide for employee compensation in excess of $150,000 per annum to any single employee, (iii) are facilities operating leases with monthly rental of $5,000 or more or which are otherwise material to the Business, (iv) are of the "take-or-pay" or similar variety, or (v) were entered into outside the Ordinary Course of Business or obligate LDI or any of its Subsidiaries outside the Ordinary Course of Business (collectively, "Material Agreements"). All of the Material Agreements are valid, binding, in full force and effect and are enforceable in accordance with their respective terms. Neither LDI nor any of its Subsidiaries is in material violation or material breach of or default under any of the Material Agreements (other than solely as a result of LDI's failure to make payments), nor to LDI's or any of its Subsidiaries' Knowledge is any other party to any of the Material Agreements in material violation or material breach or other default under any such contract. LDI, or each Subsidiary of LDI, as applicable, has fulfilled all obligations required to have been performed by it under each Material Agreement. Except as set forth in Section 2.1(o) of the LDI Disclosure Schedule, neither LDI nor any LDI Subsidiary is a party to or bound by any contract, agreement or arrangement that (i) materially restricts the conduct of any type of business activity anywhere in the world.

                  (p) Labor and Employment Matters. To the Knowledge of LDI or its Subsidiaries, no key employee, or group of employees, of LDI or any of its Subsidiaries who WAXS has notified LDI that WAXS wishes to hire has any plans to terminate employment with LDI or any of the Subsidiaries of LDI other than employees with plans to retire. There is no legal prohibition against the employment by LDI or any Subsidiary of LDI of any employee material to the International Business. None of LDI or any Subsidiary of LDI is party to any collective bargaining agreement or has any material labor relations problem, and there is no pending representation question or union organizing activity respecting employees in the International Business. All accrued obligations of LDI and each Subsidiary of LDI applicable to employees of the Business, whether arising by operation of law, by contract, by past custom, or otherwise, for payments to trusts or other funds or to any authority, with respect to unemployment compensation, disability, or social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid, or adequate accruals therefor have been made.

                  (q)      Employee Benefits.

                           (1) All Employee Benefit Plans and Arrangements. The representations contained in this Section 2(q)(1) apply only to LDI's United States employees.

                                    (A)      List and Description of Plans and
                  Arrangements. Section 2.1(q)(1)(A) of the LDI Disclosure Schedule sets forth a complete and accurate list and description of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (i) which relate to employee benefits for any employees of LDI or the Subsidiaries of LDI or their predecessor in interest; (ii) which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of LDI or any Subsidiary of LDI or their predecessors in interest; and (iii) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by LDI or any Subsidiary of LDI, any of their predecessors in interest or any employer which, under Section 414 of the Code would constitute a single employer with LDI (an "LDI Affiliate") or as to which LDI, any Subsidiary of LDI, any of their predecessors in interest or any LDI Affiliate has any ongoing liability or obligation whatsoever (collectively, "Employee Benefit Plans"), including all: (A) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (B) all other bonus, incentive compensation, deferred compensation, early retirement, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare, severance, supplemental unemployment, salary continuation, insurance, disability, vacation, fringe benefit or any other type of nonqualified benefit plans or arrangements; and (C) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove.

                                    (B)      Compliance with ERISA and the Code.
                  Except as set forth in Section 2.1(q)(1)(B) of the LDI Disclosure Schedule, LDI, all Subsidiaries of LDI, their predecessors in interest and all LDI Affiliates have complied with all of their respective obligations with respect to all Employee Benefit Plans and have maintained the Employee Benefit Plans in compliance with all applicable Laws and regulations, except for any failure to maintain such Employee Benefit Plans which would not have a Material Adverse Effect on LDI.

                                    (C)      Agreements to Create, Continue or
                  Terminate Plans. Neither LDI, any Subsidiary of LDI, their predecessors in interest nor any LDI Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan.

                                    (D)      Agency Review, Taxes and Fiduciary
                  Liability. None of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other Governmental Entity or federal, state or non-U.S. agency or is liable for any federal, state, local or non- U.S. taxes. There is no transaction in connection with which LDI, any Subsidiary of LDI, any LDI Affiliate or any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code
                  Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

                                    (E)      Claims Against Plans and
                  Fiduciaries. Other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or threatened, by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and no basis for any such claim or claims exists.

                           (2) Defined Benefit and Multiemployer Plans. Neither LDI, any Subsidiary of LDI, their predecessors in interest nor any LDI Affiliate has at any time maintained, sponsored or contributed to any "pension plan" as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or any similar plan under any non-U.S. Law or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A) or, except as required by local law, any similar plan under any non-U.S. Law.

                  (r) Required Licenses and Permits. Section 2.1(r) of the LDI Disclosure Schedule sets forth all material licenses, interconnect agreements and other authorizations of all Governmental Entities (i) held by LDI relating to the provision of telecommunications services or products (whether or not used in the Business or the business of any of the LDI Subsidiaries), or
(ii) critical for the operation of the Business or the business of any of the LDI Subsidiaries (collectively, the "LDI Permits"). The LDI Permits are all such permits material to the operation of the Business and the business of Subsidiaries of LDI. LDI and its Subsidiaries are in material compliance with all terms of the LDI Permits.

                  (s) Disclosure. No representations, warranties, assurances or statements by LDI in this Agreement and no statement contained in any document (including the LDI Financial Statements, the Subsidiary Financial Statements and the LDI Disclosure Schedule), certificates or other writings furnished or to be furnished by LDI or any of its Subsidiaries (or caused to be furnished by LDI) to WAXS or any of its representatives pursuant to the provisions hereof contains any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         2.2 Representations and Warranties of WAXS. Except as set forth in the WAXS Disclosure Schedule delivered by WAXS to LDI prior to the execution of this Agreement (the "WAXS Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), WAXS represents and warrants to LDI as follows:

                  (a) Organization; Standing and Power. WAXS is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on

WAXS, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing would not have a Material Adverse Effect on WAXS.

                  (b)      Capital Structure.

                           (1) The authorized capital stock of WAXS consists of (A) 150,000,000 shares of WAXS Common Stock, par value $.01 per share ("WAXS Common Stock"), of which 51,010,501 shares are issued and outstanding and 50,000 shares are held in the treasury of WAXS, and
         (B) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 50,000 shares designated as 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, par value $.01 per share (the "WAXS Series A Preferred"), 23,174 shares designated as 4.25% Cumulative Junior Convertible Preferred Stock, Series B, par value $.01 per share (the "WAXS Series B Preferred"), and 350,259.875 shares designated as Convertible Preferred, Series C, par value $.01 per share (the "WAXS Series C Preferred") are issued and outstanding. Upon filing of the Certificate of Designation, 185,000 shares of WAXS Series D Preferred will be issued and outstanding. WAXS has reserved or has available 4,347,827 shares of WAXS Common Stock for issuance upon conversion of the WAXS Series A Preferred, 1,448,375 shares of WAXS Common Stock for issuance upon conversion of the WAXS Series B Preferred, and 18,027,478 shares of WAXS Common Stock for issuance upon conversion of the WAXS Series C Preferred. All issued and outstanding shares of the capital stock of WAXS are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding options, warrants or other rights to acquire capital stock from WAXS other than options representing in the aggregate the right to purchase 8,471,190 shares of WAXS Common Stock (collectively, the "WAXS Stock Options") under the World Access, Inc. 1991 Stock Option Plan, World Access, Inc. Outside Directors' Warrant Plan, World Access, Inc. Directors' Warrant Incentive Plan, World Access, Inc. 1998 Incentive Equity Plan, Telco Systems, Inc. 1980 Stock Option Plan, Telco Systems, Inc. 1988 Non-Statutory Stock Option Plan and Telco Systems, Inc. 1990 Stock Option Plan (collectively, the "WAXS Stock Option Plans"). Section 2.2(b) of the WAXS Disclosure Schedule sets forth a complete and correct list of the number of shares of WAXS Common Stock subject to WAXS Stock Options or other rights to purchase or receive WAXS Common Stock granted under the WAXS benefit plans or otherwise and the exercise prices thereof.

                           (2) There are no issued or outstanding bonds, debentures, notes or other indebtedness of WAXS having the right to vote on any matters on which holders of capital stock of WAXS may vote.

                           (3)      Except as otherwise set forth in this
         Section 2.2(b) and as contemplated by Section 1.3, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which WAXS or any of its Subsidiaries is a party or by which any of them is bound obligating WAXS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of WAXS or any of its Subsidiaries or obligating WAXS or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of WAXS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of WAXS or any of its Subsidiaries.

                  (c)      Authority; No Conflicts.

                           (1) WAXS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, including the issuance of the shares of WAXS Preferred Stock to be issued as consideration (the "Share Issuance"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of WAXS. This Agreement has been duly executed and delivered by WAXS and constitutes a valid and binding agreement of WAXS, enforceable against it in accordance with its terms.

                           (2) The execution and delivery of this Agreement by WAXS does not or will not, as the case may be, and the consummation by WAXS of the Transaction and the other actions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the Certificate of Incorporation or bylaws of WAXS or any Subsidiary of WAXS, or (B) except as would not have a Material Adverse Effect on WAXS and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (3) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WAXS or any Subsidiary of WAXS or their respective properties or assets.

                           (3) Other than as required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to WAXS or any Subsidiary of WAXS in connection with the execution and delivery of this Agreement by WAXS or the consummation of the Transaction and the other transactions contemplated hereby and thereby, except such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on WAXS.

         (d) Validity of Issuance. The Preferred Shares, when issued in accordance with Section 1.3 hereof, will be duly authorized, validly issued and fully paid and nonassessable.

         (e)      Reports and Financial Statements.

                  (1) WAXS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it under the federal securities laws with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "WAXS SEC Reports"). No Subsidiary of WAXS is required to file any form, report, registration statement, prospectus or other document with the SEC not otherwise filed with a WAXS SEC Report. None of the WAXS SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (2) Since December 31, 1998, WAXS and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of WAXS and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the Ordinary Course of Business or (B) liabilities that would not have a Material Adverse Effect on WAXS.


                                   ARTICLE III

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1 Covenants of LDI. During the period from the date of this Agreement and continuing until the Closing Date, LDI agrees as to itself and its Subsidiaries that (except as expressly required, contemplated or permitted by this Agreement or the LDI Disclosure Schedule or the LDI Plan or to the extent that WAXS shall otherwise consent in writing):

                  (a) Ordinary Course. LDI shall operate and shall cause its Subsidiaries to operate only in the Ordinary Course of Business in all material respects, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts under the circumstances to preserve intact its and their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having significant business dealings with them.

                  (b) Dividends; Changes in Share Capital. LDI shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock or other equity interests or ownership interests,
(ii) split, combine or reclassify any of its or their capital stock or other equity interests or ownership interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or their capital stock or other equity interests or ownership interests, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests or ownership interests of LDI or any of its Subsidiaries or any securities convertible into or exercisable for any shares of such capital stock or other equity interests or ownership interests.

                  (c) Issuance of Securities. LDI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or their capital stock or other equity interests or ownership interests of any class, any LDI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or LDI Voting Debt or any of the Subsidiary Shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of LDI Common Stock upon the exercise of LDI Stock Options or the issuance of up to 1,500,000 options to purchase LDI Common Stock at a price per share equal to the closing price per share of WAXS Common Stock on the day immediately preceding the date of issuance of such options, which options will vest ratably over four (4) years and which otherwise will be acceptable to WAXS (the "New Options").

                  (d) Governing Documents. Neither LDI nor any of its Subsidiaries shall amend or propose to amend their respective certificates or articles of incorporation, by-laws or other governing documents.

                  (e) Acquisitions and Sales. LDI shall not, and shall not permit any of its Subsidiaries to, acquire or sell or agree to acquire or sell by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or sell or agree to acquire or sell any assets (other than the acquisition or sale of assets used in the operations of the business of LDI and its Subsidiaries in the Ordinary Course of Business).

                  (f) Other Restrictions. LDI shall not, and shall not permit any of the Subsidiaries of LDI to, (i) mortgage, pledge or subject to Liens (except for Permitted Liens) any of the Assets or any assets of any of the Subsidiaries of LDI except immaterial Liens, (ii) increase any salaries, wages or employee benefits or commit to do any of the foregoing except in the Ordinary Course of Business, (iii) incur, assume or guarantee any obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness,
(iv) cancel any debts, or (v) make any loans.

                  (g) Correspondence. LDI shall, and shall cause each of its Subsidiaries to, provide to WAXS copies of any correspondence received from or sent to any Governmental Entity or lenders relating to any material unresolved violation of law or lending agreement.

                  (h) Accounting Methods; Income Tax Matters. LDI shall not, and shall not permit any of the Subsidiaries of LDI to, change its or their methods of accounting in effect on September 30, 1999, except as required by changes in GAAP as concurred in by LDI's independent auditors. LDI shall not, and shall not permit any of the Subsidiaries of LDI to, (i) change its or their fiscal year, (ii) except as provided in Section 4.7 hereof, make any material tax election, (iii) adopt or change any Tax accounting method, (iv) enter into any closing agreement, (v) surrender any right to claim a refund of Taxes (which refund shall be for the benefit of WAXS unless it relates to Taxes incurred by LDI as a result of the Transaction or to Taxes that arise after the Closing relating to the period following Closing), or (vi) take any other action which would have the effect of materially increasing the Tax liability or materially decreasing any Tax Asset of LDI or any of its Subsidiaries, other than in the Ordinary Course of Business.

                  (i) Certain Agreements. LDI shall not enter into any material contract or commitment of any kind relating to LDI, any Subsidiary of LDI or the Business without the prior written consent of WAXS (for purposes hereof, the word "material" shall refer to any contract or commitment which, if it had been entered into prior to execution of this Agreement, would have been required to be disclosed in the LDI Disclosure Schedule). Any such contract, entered into with the prior written consent of WAXS, shall be deemed to have been disclosed in the LDI Disclosure Schedule. LDI shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts LDI or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Closing, limit or restrict WAXS from engaging or competing in any line of business.

                  (j) Litigation. LDI shall not, and shall not permit any of its Subsidiaries to settle or, compromise any litigation, except where the amount paid or payable, in each case, does not exceed $100,000.

                  (k) Working Capital. LDI shall, and shall cause each of its Subsidiaries to, manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property and providing services in an orderly and prudent manner and, insofar as practical, paying outstanding obligations, trade accounts and other indebtedness as they come due, all in accordance with the LDI Plan (as defined in Section 5.2(e)).

                  (l) Maintenance of Assets. LDI shall, and shall cause each of its Subsidiaries to, maintain the Assets and the assets of the Subsidiaries of LDI, in their present state of repair

(ordinary wear and tear excepted), shall use its best efforts to keep available the services of its employees, and preserve the goodwill of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations. The foregoing shall not prohibit LDI's returning to lessors equipment leased in the United States or not used in the Business outside the United States. Nothing in this Agreement shall be deemed to prohibit LDI from spending up to $180,000 to purchase Directors and Officers insurance for the period following the Closing ("tail insurance coverage").

         3.2 Operational Reports. LDI shall, on a regular and frequent basis, report to WAXS (to the extent permitted by law or regulation or any applicable confidentiality agreement) on material operational matters of LDI and its Subsidiaries.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1 Access to Information. Upon reasonable notice, LDI shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of WAXS reasonable access during normal business hours, during the period prior to the Closing Date, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, LDI shall (and shall cause its Subsidiaries to) furnish promptly to WAXS (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state or non-U.S. securities laws, as applicable (other than documents which LDI is not permitted to disclose under applicable Law), and (b) consistent with its legal obligations, all other information concerning LDI, its Subsidiaries and their business, properties and personnel as WAXS may reasonably request; provided, however, LDI may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement between LDI and WAXS (the "Confidentiality Agreement"). Any investigation by WAXS shall not affect the representations and warranties made herein of LDI, if any.

         4.2      Reasonable Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each party will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents (including the Note Holders Consent), waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals. The parties each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by it or any of its Subsidiaries or affiliates from any Governmental Entity or third party with respect to the Transaction or any of the other transactions contemplated by this Agreement, in each case, to the extent permitted by law or regulation or any applicable confidentiality agreements existing on the date hereof.

                  (b) The parties shall promptly prepare and file any required notifications with the DOJ and the FTC as required by the HSR Act and with any non-U.S. Governmental Entity as required by European Union antitrust Laws. The parties shall cooperate with each other in connection with the preparation of such notifications and related matters, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notifications to the other prior to filing; provided, that WAXS and LDI shall have the right to redact any dollar revenue information from the copies of such notifications provided to the other parties. The parties shall keep all information about the other obtained in connection with the preparation of such notification confidential pursuant to the terms of the Confidentiality Agreement. WAXS shall pay any filing fee(s) required under the regulations promulgated pursuant to the HSR Act with respect to the notification for which WAXS or LDI is the "Acquiring Person" (as defined in the regulations promulgated to the HSR Act).

         4.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except if the Transaction is consummated, WAXS shall pay, or cause to be paid, any and all Expenses incurred by LDI (but not its Shareholders) but excluding payments owed to Jeffries, if any, other than as provided for elsewhere in this Agreement.

         4.4 Public Announcements. Neither WAXS nor LDI shall issue a press release or any other public statement with respect to this Agreement or the transactions contemplated hereby except pursuant to a joint communications plan, in the case of WAXS, with LDI's prior consent, and in the case of LDI, with WAXS's prior consent, unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, in which case the parties shall use their reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        4.5 Interim Financials. Within forty-five (45) days after each regular accounting period subsequent to September 30, 1999, and prior to the Closing Date, LDI will deliver to WAXS periodic financial reports in the form which it customarily prepares for its internal purposes concerning LDI and its Subsidiaries and, if available, unaudited statements of the financial position of LDI and its Subsidiaries as of the last day of each accounting period and statements of income and changes in financial position of LDI and its Subsidiaries for the period then ended.

        4.6    Taxes.

                  (a) Except to the extent that Taxes of LDI constitute Assumed Liabilities, LDI shall be responsible for all Taxes imposed on it with respect to the consummation of the Transaction, including, but not limited to, income and other Taxes imposed on the sale of the Assets, document recording fees, real property transfer taxes and sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby. Furthermore, LDI shall be responsible for and shall pay any Taxes arising as a result of any Section 338(h)(10) Election, as defined in Section 4.7(a)(1) below or any comparable or resulting election under state Law filed by WAXS and LDI. LDI shall also be responsible for and shall pay any Taxes imposed by any state or local Governmental Entity as a result of any election made for any of the LDI Subsidiaries under Section 338(h)(10) or Section 338(g) of the Code (or any comparable or resulting election under state Law) if such state or local Governmental Entity does not allow or respect a Section 338(h)(10) election (or any comparable or resulting election under state Law) with respect to the purchase and sale of any of the Subsidiary Shares contemplated hereby. LDI shall, within ten (10) business days after receipt of notice of liability from WAXS or Sub or DTII under this Section 4.6(a), along with proof of WAXS' or Sub's or DTII's payment of such liability, reimburse WAXS or DTII or Sub for such Tax payment.

                  (b) Subject to Section 4.6(a) and except to the extent such Taxes constitute Assumed Liabilities, LDI and each of its Subsidiaries shall bear the cost of all Taxes that may be due after the Closing Date with respect to the Business and the Assets that may relate to the period prior to and including the Closing Date (the "Pre-Closing Period"). In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this

Section 4.6(b) close on) the Closing Date the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Entities to treat for all purposes the Closing Date as the last day of a taxable period of LDI or one of its Subsidiaries, and such period shall be treated as a short period (a "Short Period") and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable Law does not permit LDI or one of its Subsidiaries to treat the Closing Date as the last day of a Short Period, then, for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of LDI or one of its Subsidiaries for such Interim Period (as defined below in this Section 4.6(b) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. For purposes of this Agreement, "Interim Period" means, with respect to any Taxes imposed on LDI or one of its Subsidiaries for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

                  (c) LDI shall prepare or cause its Subsidiaries to prepare and timely file all Tax Returns required to be filed by LDI and its Subsidiaries with respect to the Pre-Closing Period. If requested by WAXS, WAXS shall have a reasonable opportunity to review all such Tax Returns and amendments thereto. Subject to Section 4.6(a), each Subsidiary of LDI shall pay and discharge all Taxes and tax, assessments upon or against it or any of the Assets to be sold or transferred by such Subsidiary of LDI before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Subsidiary; and (b) the Subsidiary shall have set aside on its respective books appropriate reserves, if material.

                  (d) The Subsidiaries of LDI agree that WAXS (or a WAXS Subsidiary) shall file and control the Tax Returns required to be filed by the Subsidiaries of LDI with respect to the period beginning after the Closing Date (the "Post-Closing Period"). LDI agrees that it shall provide or shall cause the appropriate LDI Subsidiaries, or its accountants and other representatives to provide, to WAXS, on a timely basis, the information, including but not limited to all Tax Return work papers and records relating to its Subsidiaries, that they or their accountants or other representatives have within their control and that may be reasonably necessary or related to (i) the preparation of the Tax Returns referenced in this Section 5.9(d) and (ii) audits or other proceedings, administrative appeal or litigation with respect to the Tax Returns referenced in this Section 4.6(d), such information to be provided to WAXS in the form in which it has in the past been maintained by LDI Subsidiaries, their accountants or other representatives.

                  (e) As of the closing Date, LDI shall cause all Tax Sharing Agreements to which LDI or any of its Subsidiaries is a party to be terminated and of no further force or effect after the Closing. LDI shall indemnify WAXS and hold WAXS harmless from any liability, loss, diminution in value, cost, claim, consequential damages, or expense, including reasonable attorney's and accountant's fees and expenses, incurred by WAXS, its successors or assigns, and their respective officers, employees, consultants and agents (collectively, "WAXS Protected Parties"), that result from or arise out of the LDI Subsidiaries or WAXS being liable for any Tax, penalty, or interest pursuant to Treasury Regulation Sections 1.338(h)(10)-1(e)(5) and 1.1502-6(a) or a comparable non- U.S., state or local Law or regulation.

                  (f) LDI shall promptly notify WAXS in writing upon receipt by LDI or any its Subsidiaries, of notice of any pending or threatened Tax liabilities which relate to the Business for the Post-Closing Period. WAXS shall have the sole right to control, after consultation with LDI, any Tax audit or administrative or court proceeding with respect to such Taxes and LDI agrees that it will reasonably cooperate (and cause its Subsidiaries to reasonably cooperate) fully with WAXS, it Subsidiaries, and their respective counsel in the defense against or compromise of any claim in any said proceeding. After the Closing Date, LDI and WAXS shall (and shall cause each of their Subsidiaries to) make available to the other such records as WAXS or LDI, as applicable, may require for the preparation of any Tax Returns or other similar governmental reports or forms, and the preparation and defense of any audit or administrative or court proceeding. All refunds of Taxes attributable to the Post-Closing Period shall be for the account of WAXS. LDI shall (and shall cause each of its Subsidiaries to) take such actions as reasonably requested by WAXS to obtain such refunds and shall deliver to WAXS any such refunds immediately upon receipt thereof.

                  (g) LDI (and its Subsidiaries) and WAXS shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax Return (including LDI or WAXS providing to the other copies of Tax Returns, balance sheets, and income statements for the Pre-Closing Period, any audit, litigation or other proceeding with respect to Taxes). Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. LDI (and its Subsidiaries) and WAXS agree (i) to retain all books and records with respect to Taxes relating to any Pre-Closing Period, and to abide by all record retention agreements entered into with any Governmental Entity and (ii) to give WAXS or LDI, as applicable, reasonable written notice prior to destroying or discarding any such books and records and, if WAXS or LDI so requests, the other shall allow WAXS or LDI to take possession of such books and records.

         4.7      Section 338 Elections.

                  (a)      Section 338(h)(10) Election for DTII and Sub.

                           (1) LDI shall join with WAXS in making a timely election under Section 338(h)(10) of the Code with respect to the acquisition of DTII and Sub and shall treat the transaction consistently with such election for state and local income tax purposes to the extent allowed by law (the "Section 338(h)(10) Election"). As soon as possible after the Closing Date, WAXS shall prepare a fully completed Internal Revenue Service Form 8023 including all additional data and materials required to be attached to such form pursuant to applicable Treasury Regulations, and shall deliver such Form 8023 and the accompanying materials to LDI. Any objection by LDI to the Form 8023 or any accompanying materials (which shall be raised within 20 business days after receipt by LDI of the Form 8023) unresolved within 20 business days shall be resolved pursuant to the procedures set forth in Section 4.7(a)(3), and, if necessary, a revised Form 8023 shall be prepared as soon as possible by WAXS thereafter. The Form 8023 shall be executed by each party, and LDI shall attach such Form 8023 and the accompanying materials to its consolidated federal income Tax Return of the Group in accordance with Treasury Regulations Section 1.338(h)(10)- 1(e)(6).

                           (2) WAXS shall prepare and deliver to LDI a schedule (the "Price Allocation Schedule") within one hundred twenty
         (120) days after the Closing Date, allocating, with the consent of LDI, which consent shall not be unreasonably withheld, an appropriate portion of the Consideration (based on Exhibit 1.7 referenced in Section 1.7 hereof) among the assets of DTII and Sub in accordance with the Treasury Regulations promulgated under Section 338(h)(10). At the time of delivery of the Price Allocation Schedule, WAXS shall provide LDI with a copy of the appraisal report, if any, utilized by WAXS in the preparation of such schedule. The costs of any appraisal obtained by WAXS in connection with the Price Allocation Schedule will be borne by WAXS. Any objections by LDI to the Price Allocation Schedule prepared by WAXS (which shall be raised within twenty (20) business days after the receipt of LDI of such Schedule) unresolved within twenty (20) business days shall be resolved pursuant to the procedures set forth in Section 5.10(a)(3), and, if necessary, a revised Price Allocation Schedule shall be prepared by WAXS as soon as possible thereafter. The Price Allocation Schedule shall be binding on the parties hereto, and LDI and WAXS agree to act in accordance with such
         Schedule in the preparation, filing and audit of any income Tax Return.

                           (3) To the extent provided in this Section 4.7(a), any disputed items shall be resolved by a nationally recognized accounting firm (the "Accounting Referee") chosen by and mutually acceptable to both WAXS and LDI. The Accounting Referee shall resolve any disputed items within fifteen (15) days of having the item referred to it pursuant to such procedures as it may require. Such resolution shall be final and binding upon the parties hereto, and shall constitute an arbitral award upon which judgment may be entered in any court having jurisdiction thereof. The costs, fees and expenses of the Accounting Referee shall be borne equally by WAXS and LDI.

                  (b) Potential Section 338(g) Elections for Foreign LDI Subsidiaries. LDI agrees that WAXS or a WAXS Subsidiary may elect to make one or more elections under Section 338(g) of the Code with respect to the stock of one or more of the LDI Subsidiaries that are not incorporated under U.S. law (the "Foreign Subsidiaries") to be acquired as part of the Assets. To the extent that WAXS or a WAXS Subsidiary makes a Section 338(g) election with respect to one or more Foreign Subsidiaries, then to the extent applicable, WAXS and LDI shall each follow the procedures set forth in this Section 4.7(a) with respect to the tax compliance aspects of making such Section 338(g) elections for one or more such Foreign Subsidiaries.

         4.8 Bankruptcy. In the event LDI files or has filed against it a petition pursuant to the United States Bankruptcy Code or other similar U.S. or non-U.S. law governing reorganization or insolvencies, and LDI thereafter terminates the Agreement, and so long as WAXS is not breach of any of its obligations hereunder, LDI shall pay all of the Expenses incurred by WAXS relating to or arising from this Agreement and negotiation of the Transaction.

         4.9 Reservation of Shares. WAXS shall at all times reserve and keep available out of its authorized WAXS Common Stock, solely for the purpose of issue or delivery upon conversion or exchange of the Preferred Shares as provided in the Certificate of Designation, such number of shares of WAXS Common Stock as shall then be issuable or deliverable upon the conversion or exchange of all the outstanding Preferred Shares. Such shares of WAXS Common Stock shall, when issued or delivered in accordance with the Certificate of Designation, be duly and validly issued and fully paid and non-assessable. WAXS shall issue the WAXS Common Stock into which the Preferred Shares are convertible or exchangeable upon the proper surrender of the Preferred Shares in accordance with the provisions of the Certificate of Designation and shall otherwise comply with the terms thereof. Within thirty (30) days following the Closing Date, WAXS shall prepare and file a Form S-3 for the purpose of enabling the Note Holders, NETnet, LDI or any shareholders (as pro rata distributees) of LDI or NETnet to resell the WAXS Common Stock (including applicable Escrow Shares) receivable upon conversion of the Preferred Shares.

         4.10 Successor Employer. WAXS shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any Employee Benefit Plans, arrangements, commitments or policies currently provided by LDI or by any member of its controlled group of corporations. In particular, WAXS shall not assume liability for any group health continuation coverage or coverage rights under Section 4980B of the Code and ERISA Section 606 which exist as of the Closing Date or which arise as a result of LDI's dissolution and/or termination of its group health plan or plans.

         4.11 Employment of LDI's Employees; Severance. WAXS is not obligated to hire any employee of LDI, but may interview all such employees. LDI will provide WAXS reasonable access to its facilities and its personnel records (including performance appraisals, disciplinary actions, grievances and medical records) for the purpose of preparing for and conducting employment interviews with any of LDI's employees. Effective immediately before the Closing Date, LDI will terminate the employment of those of its employees that WAXS shall have notified LDI that WAXS wishes to hire. WAXS shall be responsible for any severance payments set forth on Exhibit 4.11 attached hereto for any employees of LDI that WAXS does not hire, or that WAXS hires, but only so long as, and to the extent, such payments are set forth on Exhibit 4.11. It is understood and agreed by LDI that WAXS's intention to offer employment to some of LDI's employees shall not constitute any commitment, contract or understanding (express or implied) or any obligation on the part of LDI to a post-Closing Date employment relationship of any term or duration or upon any terms or conditions other than those that WAXS may establish pursuant to individual offers, and employment offered by WAXS will be "at will" and may be terminated by WAXS or by an employee at any time for any reason.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

         5.1 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligations of LDI and WAXS to effect the Transaction are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction; provided, however, that the provisions of this Section 5.1(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 4.3 shall have been the cause of, or shall have resulted in, any such order or injunction.

                  (b) HSR Act. The waiting period (and any extension thereof) applicable to the Transaction under the HSR Act shall have been terminated or shall have expired.

                  (c) EU Antitrust. Any waiting periods (and any extensions thereof) applicable to the Transaction under any European Union antitrust laws or regulations shall have been terminated or shall have expired, and any requisite approval of European Governmental Entities relating to antitrust matters shall have been obtained.

         5.2 Additional Conditions to Obligations of WAXS. The obligations of WAXS to effect the Transaction are subject to the satisfaction of, or waiver by WAXS, on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of LDI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case any such representations and warranties shall be true and correct as of such date), and WAXS shall have received a certificate of LDI signed by the chief executive officer and the chief financial officer of LDI to such effect.

                  (b) Performance of Obligations of LDI. LDI shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and WAXS shall have received a certificate of the chief executive officer and the chief financial officer of LDI to such effect, and WAXS shall have received a certificate of LDI signed by the chief executive officer and the chief financial officer of LDI to such effect.

                  (c)      Consents and Approvals. The consents listed in
Section 2.1(c)(3) of the LDI Disclosure Schedule shall have been obtained; provided, however, that the provisions of this Section 5.2(c) shall not be available to WAXS, if WAXS's failure to fulfill its obligations pursuant to
Section 4.3 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

                  (d) LDI Plan. With respect to the financial and operational plan set forth as Exhibit 5.2(d) attached hereto (the "LDI Plan"),
(i) LDI shall have met or exceeded the combined revenue targets set forth in the LDI Plan for the full months that precede the Closing; (ii) based on revenue information reasonably available on the Closing Date, LDI shall be materially on target to meet the revenue target for the month that includes the Closing; (iii) LDI shall have met the combined EBITDA targets set forth in the LDI Plan for the full months that precede the Closing; and (iv) Working Capital on the last day of the month proceeding the Closing Date shall be no more than $2,000,000 lower than projected in the LDI Plan. For purposes of the foregoing, "Working Capital" shall mean the difference between Total Current Assets and Total Current Liabilities, each computed in a manner consistent with the LDI Plan.

                  (e) No Material Adverse Effect. Neither LDI nor any of its Subsidiaries shall have suffered, since the date hereof, a Material Adverse Effect (financial or otherwise), provided, however, that as long as LDI is meeting the performance criteria set forth in paragraph (d) above, no change in a financial measure covered by the LDI Plan shall constitute a Material Adverse Effect.

                  (f) Opinion of Counsel to LDI. WAXS shall have received from Fried, Frank, Harris, Shriver & Jacobson and/or Loeb & Loeb an opinion, dated the Closing Date, in a form reasonably satisfactory to WAXS.

                  (g) Foreign Counsel Opinion. WAXS shall have received from foreign legal counsel (which counsel is satisfactory to WAXS) an opinion, dated the Closing Date and reasonably satisfactory in form and substance to WAXS, which opines as to the enforceability of the NETnet Consent (and any other consents, agreements or other documents relating to NETnet that are executed in connection with this Agreement), the due authorization of the NETnet Consent and the due authorization of the NETnet Acquisition (including that such acquisition was duly authorized whether or not the share exchange contemplated thereby is consummated), or WAXS shall have received other assurances reasonably satisfactory to WAXS as to such matters.

                  (h) Reductions in Obligations. LDI shall have been successful in negotiating agreed settlements (collectively, the "Agreed Settlements") which result in at least a fifty percent (50%) reduction in the dollar amount of LDI's U.S. obligations to third parties (the "Obligations").

                  (i) Note Holders Consent. The Note Holders Consent shall have been executed by all Note Holders (other than Morgan Stanley, which executed the Note Holders Consent prior to the date hereof) on or prior to January 15, 2000, and be in full force and effect on the Closing Date.

                  (j) No Lawsuit. No lawsuit shall be pending which (i) seeks to challenge or prohibit the Transaction and (ii) if successful, could reasonably be expected to have a material adverse effect on the Business and
(iii) has a reasonable likelihood of success.

                  (k) Required LDI Vote. The Required LDI Vote shall have been obtained and be in full force and effect.

                  (l) NETnet Consent. The shareholders of NETnet holding the greater of (i) a majority of the voting stock or other equity of NETnet, or
(ii) the percentage of voting stock or other equity of NETnet required for approval by applicable law shall have approved the NETnet Consent in accordance with all organizational and charter documents of NETnet and in accordance with Luxembourg and other applicable law, and the NETnet Consent shall be in full force and effect.

         5.3 Additional Conditions to Obligations of LDI. The obligations of LDI to effect the Transaction are subject to the satisfaction of, or waiver by, LDI, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of WAXS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case any such representations and warranties shall be true and correct as of such date), and LDI shall have received a certificate of WAXS signed by the chief executive officer and the chief financial officer of WAXS to such effect.

                  (b) Performance of Obligations of WAXS. WAXS shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and LDI shall have received a certificate of WAXS signed by the chief executive officer and the chief financial officer of WAXS to such effect.

                  (c) No Material Change. WAXS and its Subsidiaries, taken as a whole, shall not have suffered, since the date hereof, a Material Adverse Effect, other than any change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) in general to the industries in which WAXS operates and not specifically relating to WAXS or (iii) the trading price of WAXS Common Stock as reported by Nasdaq; provided, however, that in the event the trading price of WAXS Common Stock as reported by Nasdaq falls below $8 per share, a Material Adverse Effect will be deemed to have occurred as to WAXS.

                  (d) Opinion of Counsel to WAXS. LDI shall have received from Long Aldridge & Norman LLP an opinion, dated the Closing Date, in a form reasonably satisfactory to LDI.

                  (e) Certificate of Designation. The Certificate of Designation shall have been duly filed by WAXS with the Secretary of State of the State of Delaware in accordance with the DGCL.

                  (f) Discharge of Indenture; Releases. (i) The Trustee shall have delivered to LDI a Discharge of Indenture in form reasonably satisfactory to LDI, discharging LDI from all of its obligations (A) under the LDI Notes, (B) to the Note Holders and the Trustee under the Indenture and the Pledge Agreement and (C) under each other agreement between LDI and the Trustee in its capacity as such, and (ii) the Trustee and the Note Holders shall have delivered releases of LDI and its directors, officers, employees and legal, financial and other advisors respecting any matter arising from or in connection with any of the agreements or instruments referred to in clause (i) of this
Section 5.3(f).

                  (g) Delivery of Pledged Securities. The Trustee shall have reassigned and redelivered to LDI all of the Pledged Securities and other Collateral then held by the Trustee, which Pledged Securities shall constitute a part of the Assets transferred to WAXS in the Transaction.

                  (h) New Options. In the event LDI issues New Options to its employees, effective upon the Closing, WAXS shall have converted such New Options into options to purchase WAXS Common Stock.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1      Remedies.

                  (a) Except as otherwise limited by this Article VI, LDI shall indemnify and reimburse WAXS for any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys' and accountants' fees) (hereinafter "Loss" or "Losses") suffered or incurred by WAXS, its successors or assigns, and their respective officers, employees, consultants and agents (the "WAXS Protected Parties") as a result of, or with respect to, (i) any breach or inaccuracy of any representation or warranty of LDI set forth in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; (ii) any breach or inaccuracy of any representation or warranty of LDI set forth in the certificate to be provided to WAXS pursuant to
Section 5.2(a) or (b) hereof, without regard to the materiality qualification contained in such certificate; (iii) any breach of or noncompliance by LDI with any covenant or agreement of LDI contained in this Agreement; (iv) any and all liabilities and obligations of LDI relating to the Excluded Liabilities; (v) any and all liabilities and obligations arising out of any breach by LDI of any agreement assumed by WAXS at the Closing; (vi) any and all liabilities arising out of or relating to the NETnet Acquisition or claims by, or amounts payable to, NETnet or the shareholders of NETnet; (vii) any and all liabilities and obligations of WAXS in the event it is deemed by law or otherwise to be liable as a successor employer to LDI contrary to Section 4.10 hereof; (viii) any and all liabilities arising under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss.2101-2109 with respect to any employees of LDI whose termination of employment occurs on or before the Closing Date; (ix) any and all costs, claims, damages, expenses and liabilities relating to or arising from the litigation set forth in Section 2.1(r) of the LDI Disclosure Schedule, in excess of $500,000 in the aggregate (the "Litigation Basket") and, with respect to each such lawsuit, in excess of the amounts accrued for each such lawsuit as set forth on Exhibit 6.1(a) attached thereto, and other than relating to or arising from that certain lawsuit styled, Viatel, Inc. v. Long Distance International;
(x) any claims, losses, liabilities, damages, costs (including court costs) and expenses relating to or arising from the activities of LDI after the Closing; and (ix) any and all claims asserted by LDI's creditors except where such claims are in connection with the Assumed Liabilities (for the purposes of this Agreement, "creditors" shall mean (1) all persons or entities who are known by LDI to assert claims against LDI even though such claims are disputed, as well as (2) all general creditors, all secured creditors, all lien creditors, and all representatives of creditors).

                  (b) With respect to Section 6.1(a)(ix), the Litigation Basket shall be increased by the dollar amount by which the total value of the Agreed Settlements referred to in Section 5.2(h) is less than 50% of the Obligations. For example, assuming the Obligations are currently valued at $10 million and LDI is successful in negotiating Agreed Settlements that reduce the value of the Obligations at Closing to $4 million, the litigation basket will be increased to $1.5 million ($500,000 + ($5,000,000 - 4,000,000)).

                  (c) Except as otherwise limited by this Article VI, WAXS shall indemnify and reimburse LDI for any and all Losses suffered or incurred by LDI, its successors or assigns, and their respective officers, employees, consultants and agents (the "LDI Protected Parties") as a result of, or with respect to, (i) any breach or inaccuracy of any representation or warranty of WAXS set forth in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; (ii) any breach or inaccuracy of any representation or warranty of WAXS set forth in the certificate to be provided to LDI pursuant to Section 5.3(a) or
(b) hereof, without regard to the materiality qualification contained in such certificate; (iii) any breach of or non-compliance by WAXS with any covenant or agreement of WAXS contained in this Agreement; and (iv) any and all liabilities and obligations of WAXS relating to the Assumed Liabilities.

                  (d) WAXS shall make no claim against LDI and LDI shall make no claim against WAXS for indemnification under Section 6.1 unless and until the aggregate amount of such claims against LDI or WAXS exceeds $500,000, in which event WAXS or LDI may claim indemnification for the full amount of all such claims; provided, that this Section 6.1(c) shall not apply to claims made by any of the WAXS Protected Parties pursuant to Section 6.1(a)(vi).

         6.2 Indemnity Claims. The representations and warranties of LDI and WAXS contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing for, and the covenants and agreements of LDI and WAXS contained herein shall survive the Closing for, and any claim made under this Article VI must be made within, six (6) months after the Closing Date. No investigation or other examination of LDI by WAXS, its designees or representatives shall affect the term of survival of any representation or warranty contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith.

         6.3 Set-Off Against Escrow. WAXS may exercise its right of set-off against the Escrow Shares in accordance with the Escrow Agreement and any other amounts owed to WAXS to satisfy LDI's obligations pursuant to this Article VI. For purposes of any such set-off, the Escrow Shares shall be valued at $1,000 per share prior to any conversion of the Preferred

Shares. In the event of a set-off after conversion of the Preferred Shares, the Escrow Shares shall be valued at $18 per share.

         6.4 Exclusive Remedy. After the Closing Date, indemnification pursuant to this Article VI (and in the case of indemnification by LDI, set-off against the Escrow Shares) shall be the sole and exclusive remedy for WAXS and LDI in the event of a breach of any of LDI's or WAXS's representations and warranties, or any default by LDI or WAXS of any of the covenants and agreements contained in this Agreement. In no event shall the aggregate liability of WAXS under this Article VI for Losses suffered or incurred by LDI or any LDI Protected Party exceed $185,000,000.

         6.5 Notice of Claim. WAXS or LDI shall notify the other in writing, of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. WAXS or LDI shall provide to the other as promptly as practicable thereafter such information and documentation as may be reasonably requested to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the providing party. Any failure by WAXS or LDI to comply with the notification procedure set forth in this Section 6.5 shall not affect WAXS's or LDI's, as applicable, right to indemnification hereunder.

         6.6 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party (other than WAXS, LDI or a WAXS Protected Party or LDI Protected Party) available by virtue of the circumstances of the Loss, LDI or WAXS, as applicable, may assume the defense or the prosecution thereof by prompt written notice to the other and to the affected Protected Party, including the employment of counsel or accountants, at its cost and expense. WAXS or LDI, as applicable, and the affected Protected Party shall have the right to employ counsel separate from counsel employed by the other party in any such action and to participate therein, but the fees and expenses of such counsel employed by WAXS or LDI, as applicable, and the affected Protected Party shall be at their expense. Neither WAXS nor LDI shall be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld; provided that if LDI or WAXS, as applicable, does not assume the defense or prosecution of a claim as provided above within thirty (30) days after notice thereof from any Protected Party, WAXS or LDI, as applicable, and the affected Protected Party may settle such claim without the other's consent. Neither WAXS nor LDI, as applicable, shall agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of any Protected Party without LDI's or WAXS's, as applicable, and the affected Protected Party's prior written consent. Whether or not LDI or WAXS, as applicable, chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

LDI shall be subrogated to all rights and remedies of any WAXS Protected Party and WAXS shall be subrogated to all rights and remedies of any LDI Protected Party.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the Board of Directors of the terminating party or parties:

                  (a)      By mutual written consent of WAXS and LDI;

                  (b) By either WAXS or LDI, if LDI (in the case of WAXS) or WAXS (in the case of LDI) shall have failed to comply in any material respect with any of its material covenants or agreements contained in this Agreement, which failure to so comply has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph; and provided, further, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b) if such party is then failing to comply in any material respect with any of its covenants or agreements contained in this Agreement;

                  (c) By either WAXS or LDI, if there has been a breach by LDI (in the case of WAXS) or WAXS (in the case of LDI) of any representations or warranties, which breach has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable efforts and for so long as the breaching party shall be so using its reasonable efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

                  (d) By either LDI or WAXS, if the Closing shall not have occurred on or before February 29, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and any such action or failure constitutes a breach of this Agreement;

                  (e) By either LDI or WAXS if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 4.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 4.3), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in subsection 5.1(b) or with respect to WAXS only, 5.2(b) or, with respect to LDI only, subsection 5.3(b), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of such action or inaction and any such action or failure constitutes a breach of this Agreement; or

                 (f) By WAXS if LDI shall not have satisfied the closing conditions set forth in Sections 5.2(i) by the date set forth therein.

         7.2 Effect of Termination. In the event of any termination of this Agreement as permitted by Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of WAXS or LDI or their respective officers or directors except with respect to the second sentence of Section 4.1, Section 4.3, Section 4.4, this Section 7.2, and Article VIII, which provisions shall survive such termination and except that, notwithstanding anything to the contrary contained in this Agreement, neither WAXS nor LDI shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement.

         7.3 Specific Performance. LDI acknowledges that money damages would not be a sufficient remedy for termination of this Agreement by LDI, and that in addition to all other remedies available, WAXS shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such termination, and LDI further agrees to waive, and to use its best efforts to waive, any requirement for the securing or posting of any bond in connection with such remedy.

         7.4 Amendment. This Agreement may be amended by LDI and WAXS, by action taken or authorized by their respective Boards of Directors or representatives or authorized officers, at any time before or after approval of the matters presented in connection with the Transaction by the shareholders of LDI. This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.

         7.5 Extension, Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, representatives or authorized officers, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, and (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt,
(b) on the first business day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the tenth (10th) business day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (a)     If to WAXS, to:

                       World Access, Inc.
                       Resurgens Plaza, Suite 2210
                       945 East Paces Ferry Road
                       Atlanta, Georgia  30326
                       Facsimile No.: (404) 233-2280
                       Attention: John D. Phillips

                       with a copy to:

                       Long Aldridge & Norman LLP
                       303 Peachtree Street, Suite 5300
                       Atlanta, Georgia  30308
                       Facsimile No.: (404) 527-4198
                       Attention: H. Franklin Layson

               (b)     If to LDI, to:

                       Long Distance International Inc.
                       4150 S.W. 28th Way
                       Ft. Lauderdale, FL 33312
                       Facsimile No.: (212) 577-2915
                       Attention: David R. Hess

                       with copies to:

                       Fried, Frank, Harris, Shriver & Jacobson
                       One New York Plaza
                       New York, NY 10004
                       Facsimile No.: (212) 859-4000
                       Attention: Lawrence A. First

                       and

                       Loeb & Loeb LLP
                       345 Park Avenue
                       New York, NY 10154-0037
                       Facsimile: (212) 407-4990
                       Attention: David S. Schaefer

                       and a copy to:

                       Wachtell, Lipton, Rosen & Katz
                       51 West 52nd Street
                       New York, NY 10019
                       Facsimile No.: (212) 403-2000
                       Attention: Chaim J. Fortgang

         8.2 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         8.4      Entire Agreement; No Third Party Beneficiaries.

                  (1) This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided for in Section 4.7.

         8.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia (without giving effect to choice of law principles thereof).

         8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the actions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.8 Submission to Jurisdiction; Waivers. Each of WAXS and LDI irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in state or federal courts sitting in the State of Georgia, and each of WAXS and LDI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of WAXS and LDI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law, that (a) the suit, action or proceeding in any such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper and (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.10     Definitions. As used in this Agreement:

                  (a) "Actions" means any actions, suits, claims, investigations or other proceedings (collectively, "Actions").

                  (b) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.


                  (c) "Code" means the Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations issued thereunder.

                  (d)      "DGCL" means the Delaware General Corporation Law.

                  (e) "DTII" means Dynamic Telecom International Inc., a Florida corporation which is wholly-owned by LDI.

                  (f)      "DOJ" means the United States Department of Justice.

                  (g) "Environmental Laws" means any and all federal, state, local, municipal or non-U.S. laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., ss. 136 et seq., Occupational Safety and Health Act 29 U.S.C. ss. 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state, local or non-U.S. statutes.

                  (h) "Environmental Liabilities" means, with respect to any Person, any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

                  (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (j) "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a parry hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

                  (k)      "FTC" means the Federal Trade Commission.

                  (l) "GAAP" means United States generally accepted accounting principles.

                  (m) "Governmental Entity" means any supranational, national, state, municipal, local or non-U.S. government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                  (n) "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

                  (o) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (p) "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  (q) "Known or "Knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

                  (r) "Laws" means any law, statute, regulation, rule, ordinance, order, judgment or decree, or other binding action or pronouncement, of any Governmental Entity.

                  (s) "Liens" mean any pledges, claims, liens, title defects, charges, encumbrances, restrictions, easements, and security interests of any kind or nature whatsoever.

                  (t) "Material Adverse Effect" means, with respect to any entity, any change, circumstance or effect or any breach of the provisions of this Agreement that, individually or in the aggregate with all other changes, circumstances and effects or breaches, is or would reasonably be expected to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by this Agreement. It is acknowledged that LDI has incurred significant losses and that performance against the LDI Plan in accordance with Section 5.2(d) shall not constitute a Material Adverse Effect for any purpose hereof.

                  (u) "Nasdaq" means the National Market System of the NASDAQ Stock Market.

                  (v) "Necessary Consents" means the consents, approvals, orders, authorizations, registrations, declarations and filings as required under or in relation to (A) the HSR Act, (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) rules and regulations of Nasdaq, (F) antitrust or other competition laws of other jurisdictions, and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings as are required by applicable laws, regulations and rules governing the telecommunications business.

                  (w) "Ordinary Course of Business" means, with respect to actions and operations conducted by an entity, actions and operations that are consistent with the past practices of such entity and are taken in the ordinary course of the normal day-to-day operations of such entity, are not required to be authorized by the Board of Directors or other governing body of such entity, and are similar in nature and magnitude to actions and operations customarily taken, without any authorization by the Board of Directors or other governing body of such entity, in the ordinary course of the normal day-to-day operation of other companies that are in the same line of business as the entity in question.

                  (x) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (y)      "SEC" means the Securities and Exchange Commission.

                  (z) "Securities Act" means the Securities Act of 1933, as amended.

                  (aa) "Sub" means LDI Acquisition Subsidiary, Inc., a Florida corporation which is wholly-owned by LDI.

                  (bb) "Subsidiary", when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (cc) "Subsidiary Shares" means all the capital stock of, or other equity interest in, or other ownership interest of, the Subsidiaries of LDI.

                  (dd) "Tax" (and, with correlative meaning, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or non-U.S. Governmental Entity or any agency or political subdivision of any such Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, employer tax, estimated, severance, telecommunications, occupation, goods and services, capital, profits, value added taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Person is required to pay, withhold or collect.

                  (ee) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, credits related to alternative minimum Taxes).

                  (ff) "Tax Return" shall mean all reports, estimates, declarations of estimated tax, information statements and returns (including any attached schedules) or similar statement relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                  (gg) "Tax Sharing Agreement" shall mean any and all existing Tax sharing agreements, or arrangements written or unwritten, express or implied, binding two or more Persons with respect to the payment of Taxes, including any agreements or arrangements which afford any other Person the right to receive any payment from one or more other Persons in respect to any Taxes or the benefit of any Tax Asset of one or more other Persons or require or permit the transfer or assignment of any income, revenue, receipts or gains.

                  (hh) "Trade Names" shall mean the name "NETnet" and any variations thereof used in connection with the Business.

                  (ii) "Violation" means any default (with or without notice or lapse of time, or both) under, or act or omission that gives rise to a right of termination, amendment, cancellation or acceleration of, any obligation, or the loss of a material benefit under, or the creation of a Lien on, any assets.

         IN WITNESS WHEREOF, WAXS and LDI have caused this Agreement to be signed by their respective officers there unto duly authorized, all as of the date first above written.


                                  WAXS:

                                  WORLD ACCESS, INC.


                                  By:   /s/ W. Tod Chmar
                                     ----------------------------------------
                                                 W. Tod Chmar




                                  LDI:

                                  LONG DISTANCE INTERNATIONAL INC.



                                  By: /s/ David R. Hess
                                     ----------------------------------------
                                                  David R. Hess





                  (Signature Page to Asset Purchase Agreement)